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                                                                    Exhibit 99.2

                                   MIDAS, INC.
                                 CODE OF ETHICS

This Code of Ethics applies to the Chief Executive Officer, Chief Financial Officer, senior executive officers and all other employees (the "employees") of Midas, Inc. and its subsidiaries (the "Company"). As employees of the Company, we will comply with all laws, regulations, and Company policies that govern our activities around the world. To do any less would compromise the shared values of our culture of honesty, trust and integrity. We will strive to be involved and responsible citizens in the communities where we live and work. At work, we will deal with employees fairly and honestly, and with concern for safety and well being.

Management is responsible for making sure that proper attention is given to, and that controls are in place for, promoting compliance with our code of ethics and the specific Company policies addressing each area. Employees who fail to abide by these Company policies will face corrective action, up to and including termination from the Company. As to executive officers and directors, the requirement that you adhere to these policies may only be waived by the board of directors of the Company, and, in accordance with law, we will promptly disclose to our shareholders any waiver of these policies made by the board of directors on behalf of any executive officer or director.

This policy briefly summarizes the conduct required by key policies and guidelines in effect in the U.S. and in many overseas locations and is intended to remind us of the need to act ethically in all we do.

The Company's non-U.S. operations may, in addition, have policies in effect that complement and support the Company's ethical approach. Non-U.S. employees are governed by the applicable non-U.S. policies in their operations as well as the business with integrity principles described in this policy.

If you ever are unsure about a situation or pending decision, contact your supervisor or the others listed at the end of this policy. In this way, you can obtain more information about the relevant policy of the Company. The Company will not allow retaliation for any information or reports that you provide in good faith.

                                   ADVERTISING

All advertising of the Company must be truthful, not deceptive, and comply with the applicable laws, regulations, and Company advertising policies. Any claims about the performance or qualities of our products and services in advertising, sales-training material or literature must be substantiated before being made. We will hold ourselves and our competitors to the same high standard when making comparative claims about competing products.

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                           ANTITRUST/COMPETITION LAWS

The Company is committed to fair and open competition in markets around the world. All Company employees are expected to comply with the antitrust/competition laws of the countries in which we do business. In the U.S., European Community, and many other jurisdictions, it is against the law to agree with competitors on prices or supply levels, division of customers or sales territories, or bids. Violations can result in substantial money damages and criminal penalties for both the company and individuals involved.

Employees should exercise due care in any situations where competitors may be present to avoid violating these laws. In particular, employees of the Company should not discuss with competitors current or future prices, bids, margins, costs, discounts, rebates, terms of sales, production capacities, supply levels, inventories, customers, business plans, or distribution strategies for competing products or services.

There are other practices such as refusals to deal, price differences to competing resellers, exclusive dealing, programs that affect the prices charged by our resellers, or tying the sale of one product to the customer's purchase of a second product that may also violate these laws. You should always consult with the Legal Department before engaging in discussions with competitors and whenever you have questions about the application of these laws to your business activities.

                      BOOKS AND RECORDS/INTERNAL CONTROLS/
                        PAYMENTS TO GOVERNMENT OFFICIALS

All Company financial, accounting, research, test, sales, manufacturing and expense records or reports, timesheets, and other documents must accurately and clearly represent the facts of the underlying matter. Improper or fraudulent documentation or reporting is contrary to Company policy.

The Company has established accounting and other control standards and procedures to ensure that all Company assets are protected and properly used and that financial records are accurate and reliable. Employees share the responsibility for maintaining and complying with required internal controls and ensuring that Company assets are not misused.

Employees should not make any payment to any government official for the purpose of obtaining or retaining business. Any other payments made to government officials should be approved in advance by management and recorded in the Company's financial records.

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                         COMPLIANCE WITH LAWS IN GENERAL

Employees of the Company are required to comply with all applicable laws and regulations wherever the Company does business. Perceived pressures from supervisors or demands due to business conditions are not excuses for violating the law. Whenever you have any questions or concerns about the legality of an action, you are responsible for checking with management or the Legal Department.

                 CONFIDENTIAL INFORMATION/ELECTRONIC INFORMATION

Trade secrets and other proprietary information about the Company, its business activities, or its customers and suppliers, and information about such customers and suppliers, should be treated as confidential. Except to the extent legally required, such information, or confidential employee data, should not be disclosed to people inside or outside the Company who do not have a legitimate work-related need to know.

In addition to the proper use of information, it is important for employees to prevent misuse, disclosure, or destruction (other than in accordance with the appropriate recordretention policy) of the information for which they are responsible. This information may be in printed form, computer based, or stored on microfilm or some other format. In handling the Company's information or information owned by a third party and/or licensed by the Company, employees should comply with copyright laws, computer software licensing agreements, and relevant Company policy. Information technology representatives can provide advice and assistance in protecting computer-based information in accordance with our policies on information security.

                              CONFLICTS OF INTEREST

Employees are expected to perform their duties in a way that does not conflict with the best interests of the Company. Employees, and their immediate families, must avoid any action or business relationship that may create a conflict between their own interests and those of the Company. Conflicts of interest include interference, including apparent interference, with the best interests of the Company as a result of private interest. For example, you may be presented with business opportunities from time to time as a result of your employment or other relationship with the Company. You should not take for yourself personally any opportunity that you have discovered through the use of corporate property, information or positions, nor should you use corporate property, information or position for your own personal gain. You should also refrain from competing with the Company.

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                                EQUAL OPPORTUNITY

The Company's future depends on its ability to attract and retain the best people at all levels of the Company. To do that, we must create a working environment that values diversity and protects the right of each employee to fair and equitable treatment. Our policies and practices assure equal employment and advancement opportunities for all qualified people. We will maintain appropriate standards of conduct in the workplace and always be sensitive to the concerns of our diverse group of employees. Harassment of any employee for any reason will not be tolerated.

                                   ENVIRONMENT

The Company is dedicated to environmental responsibility and will follow all applicable environmental laws and regulations. Where laws do not exist or are inadequate, we will establish and follow our own standards consistent with this commitment to environmental responsibility. Employees have an obligation to promptly alert management to any work-related actions that threaten the environment.

                               GIFTS/FAIR DEALING

Employees should deal honestly and fairly with suppliers and customers and should award the Company business based on quality, delivery, service, and competitive pricing. To avoid the appearance of improper influence, no employee, or member of an employee's immediate family, should accept any gift of more than token value. It is also inappropriate to accept loans or unusual hospitality (excesses in meals, refreshment, or entertainment) from suppliers or customers. Similarly, it is inappropriate for any employee, or any member of an employee's immediate family, to give any gift of more than token value to any supplier or customer in order to receive business or any other potential benefits for the Company. If there is any question as to whether a gift has more than "token value" or one or more acts constitute "unusual hospitality", contact your supervisor or the Legal Department for clarification. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

                              POLITICAL ACTIVITIES

Generally, neither the Company nor its representatives may make political party or candidate contributions on behalf of the Company unless approved in advance by the Legal Department and only to the extent permitted by law. Unless authorized, employees who participate in partisan political activities should not suggest or state that they speak or act for the Company. Of course, each employee is individually free to pursue political activities he or she deems appropriate.

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                                 PRODUCT SAFETY

The Company's objective is to manufacture and market products that are safe for their anticipated use. Employees should immediately report any suspected product-safety problem to their supervisor.

                           PROPER USE OF MIDAS ASSETS

All employees should protect the Company's corporate assets and ensure their efficient use. All corporate assets should be used for legitimate business purposes.

                                SAFETY AND HEALTH

The Company strives to provide a safe and healthful work setting for all employees. In turn, each employee should encourage and practice safety while on the job and observe appropriate standards of conduct. Employees should immediately notify a supervisor or manager of any work hazards that come to their attention.

                         SECURITIES LAWS/INSIDER TRADING

Under U.S. securities law and the law of several other countries, if an employee knows important, nonpublic information about the Company or another company, the employee should not buy or sell any securities (including stock) of the Company or the other company until the information is generally known by the public. In addition, that employee should not disclose the nonpublic information to others inside or outside the Company who do not have an obligation to maintain confidentiality. Violating this law can lead to significant civil and criminal penalties in the U.S. and in other countries where similar laws have been adopted. Each employee is expected to be familiar with, and to fully comply with the requirements of, the Company's Insider Trading and Securities Policies, as in effect from time to time.

                                 MIDAS INTEGRITY

If you become aware of an ethics problem or any illegal behavior, it is your responsibility as a Midas employee to report it.

Robert R. Schoeberl                                       Alan D. Feldman
Chairman of the Board                                     President and CEO

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                               REPORTING CONCERNS

Consistent with our culture of honesty, trust and integrity, the Company is committed to supporting its people in meeting these ethical standards of conduct. In a similar fashion, all Company employees must uphold these standards in their work conduct.

If you observe or know of violations of these standards or any other illegal or unethical behavior, or have questions about their meaning, intent and/or application, it is your responsibility to report such situations or pose any questions promptly as set forth below.

You can report such situations or pose any questions by contacting any of the following persons or departments:

..  Your supervisor; or

..  The Company's Legal Department at 1300 Arlington Heights Rd., Itasca,
   Illinois 60143.

If you wish to register any complaints directly to the Audit and Finance Committee of the Board of Directors regarding accounting, internal accounting controls or auditing matters, or if you wish to deliver an anonymous submission of concerns regarding questionable accounting or auditing matters, you may write to the chairman of the Audit and Finance Committee at the address published on the Company's website.

Federal law expressly prohibits any form of retribution or retaliation by an employer against any employee, who, in good faith, reports violations or potential violations of any laws or company policies. Consistent with this law, the Company will not permit any form of retribution or retaliation against any person, who, in good faith, reports violations or potential violations of the nature described above.